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                                                                    EXHIBIT 99.2
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                          SANDERSON FARMS, INCORPORATED

                     MODERATOR: JOE SANDERSON/MIKE COCKRELL
                                FEBRUARY 28, 2006
                                   10:00 AM CT

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Man:                     After the tone please record your name, affiliation and
                         phone number followed by the pound key.

Operator:                Please stand by. We're about to begin. Good day and
                         welcome to the Sanderson Farms, Inc. conference call.
                         Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Chairman and Chief Executive
                         Officer, Mr. Joe Sanderson.

Joe Sanderson:           Good morning welcome to Sanderson Farms' First Quarter
                         conference call. With me on the call today are Lampkin
                         Butts, our President and Chief Operating Officer and
                         Mike Cockrell, Chief Financial Officer of Sanderson
                         Farms.

                         We issued a news release this morning announcing a net loss of $8.6 million or 43 cents per fully diluted share for our first fiscal quarter of 2006. This compared to net earnings of $10 million or 50 cents per share during last year's first quarter.
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                         I will begin the call with some brief comments about
                         general market conditions and the company's operations. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter.

                         Before we make any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:           Thank you, Joe and good morning to everyone Before we
                         begin the call this morning I need to caution you as always that the call will contain forward-looking statements about the business financial condition and prospects of the company.

                         All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's current expectations or beliefs as well as assumption made by and information currently available to management.

                         The actual performance of the company could differ materially from that indicated by forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in Item 7 of our most recent annual report on Form 10-K and in management's discussion and analysis of financial condition and results of operation found in Item 2 of
                         Part 1 of the company's quarterly report on Form 10-Q filed with the SEC in connection with our first fiscal quarter ended January 31, 2006.

Joe Sanderson:           Thank you, Mike. Our financial results for the first
                         fiscal quarter reflect a very difficult poultry market.
                         Lingering inefficiencies caused by reduced volume
                         resulting from Hurricane Katrina during November and
                         the expected impact on our earnings cost by the
                         continuing startup of our new Georgia complex.
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                         As Lampkin will describe in more detail, market prices
                         were lower across the board for all poultry products during the quarter. Most believe these market conditions are in part the result of depressed export demand caused by international concern over avian influenza.

                         In addition to the external factors affecting the industry during the quarter, two internal factors continued to affect Sanderson Farms. As we reported in December our volumes in Mississippi and Louisiana were lower during the first part of the first quarter as a result of Hurricane Katrina related losses.

                         All of our Mississippi and Louisiana processing plants were down a number of days in November because of the loss of live inventories during the storm. As Mike will discuss, our operating income was reduced during the quarter by $3 million in losses and expenses incurred but not yet recorded as an insurance receivable under applicable accounting rules.

                         In addition to Hurricane related losses, operating losses related to our Georgia facility totaled approximately $4.4 million for the quarter. This impact from Georgia was expected and inefficiencies at that facility will continue until it reaches full production this summer. I am pleased however with the progress in Georgia and the plant remains on schedule to be at full production by July 31. Our cost of feed grains will be in line with the expectations we expressed on our December call.

                         We have priced much of our needs for fiscal 2006 and our unit cost for soybean meal and corn will be only slightly higher during fiscal 2006 than fiscal 2005. Also the first quarter marked the completion of the initial planning stages and sight selection for the next phase of growth for Sanderson Farms.
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                         On January 12 our Board of Directors approved Waco,
                         Texas as a site of a new big bird deboning facility for Sanderson Farms. At full capacity this new processing plant and hatchery will have the capacity to process 1-1/4 million birds per week.

                         Engineering continues on the new plant and we expect construction to begin soon. Initial startup of the new facility is scheduled for May 2007 with production to phase in through 2008. This plant will allow Sanderson Farms to continue its pattern of growth through 2009.

                         I recognize there is some anxiety among those who follow our industry regarding the possibility of overproduction and a supply side driven down cycle and market prices. However I do not believe there have been bricks and mortar put in place in the industry to trigger a concern about overproduction over the long term. And this is supported by the leading indicators of production. At Sanderson Farms we have plenty of factors we can control to focus on during 2006 and we will remain focused on those items.

                         At this point I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the first quarter.

Lampkin Butts:           Thank you, Joe. As Joe mentioned, market prices for
                         poultry products were lower during the quarter when compared to our first quarter last year and when compared with our last quarter. The average Georgia dock price during our first quarter was 3.2% lower than last year's first quarter. The Georgia dock price is currently 69 cents per pound which compares to 73.75 cents per pound for the same week last year.

                         Bulk leg quarter prices were lower for the quarter compared to last year's first quarter, decreasing more than 10% reflecting weak export demand. While
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                         export data for January are not yet available, chicken
                         exports during November and December 2005 decreased 5% and 28% respectively in quantity when compared to the same two months a year ago.

                         As Joe mentioned, most believe this demand reflects the international concern over AI. Bulk (earnabury) leg prices averaged 25.89 cents per pound during our first quarter and leg quarters booked for export to Russia and Eastern Europe are currently trading from 14 to 15 cents pound delivered to the port.

                         While the (earnabury) market price is 19 cents, going into the export market is often sold at negotiated prices that may be lower than that (earnabury) market price.

                         Wing prices during our first quarter averaged 87 cents per pound, down 17.6% from the average of $1.05 per pound during last year's first quarter. Wings are currently trading at 96 cents per pound.

                         Boneless breast prices dropped sharply during our first quarter following by a 21.23% when compared to the first quarter a year ago. Boneless breast averaged $1.09 cents per pound during the first quarter and today the market for boneless is $1.13 per pound.

                         All of this said, the overall average selling price of poultry products decreased 9.7% for the quarter compared to last year's first quarter. While chicken prices were lower during our first quarter when compared to last year's first quarter, the cash market prices for feed grains were slightly higher.

                         The cash market prices of corn and soybean meal were 2.5% and 14.6% higher during our first quarter compared to the same quarter last year. And the
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                         cost of corn and soybean meal delivered to our feed
                         meals were slightly higher during our first quarter when compared to a year ago.

                         As we reported in December we expect feed costs during fiscal 2006 to be only marginally higher than in fiscal 2005. Our operating performance during the quarter continued to reflect certain inefficiencies caused by reduced volumes resulting from Hurricane Katrina. We processed reduced volumes at all of our Mississippi plants and our Louisiana plant during November but those reductions are now behind us and we expect no lingering effects of Hurricane Katrina.

                         Our Collins, Mississippi plant was also idle for a week during January as we completed this conversion from a mix of chill pack and big bird deboning to all big bird deboning. That conversion is now complete and we remain on schedule to add 150,000 head per week to get the plant to full production by July 31.

                         All totaled with Hurricane related reductions and the plant downtime at Collins, the company processed 17.9 million less pounds of chicken during the first quarter than it would have had those reductions not occurred.

                         Both our processing division and our live grow out continue to compete well in the industry. However we have many opportunities to improve items we can control. Just as we did at the beginning of 2005 we have identified opportunities in our plants, in the field and in sales that we will work to capture during 2006. And we look forward to continued improvement in our overall operating performance.

                         We continue to work on the performance of our prepared foods division during the first quarter. This plant was also idle for a week in January as we
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                         made the first of several changes to the plant designed
                         to increase its capacity to cook chicken. We will continue to upgrade equipment in the plant over the next 18 months and will double our capacity to cook chicken when that process is complete.

                         Looking ahead we remain confident that we will continue to improve our operating performance and sales execution. While current market conditions are difficult we remain optimistic about the future of our industry and this company.

                         Like Joe, I am looking forward to our new project in Texas. The new plant will provide an opportunity to continue the history of growth this company has experienced over the past ten years. Also the changes at our foods division which will be complete as we bring the new Texas plant online would allow us to place about half of the new production of boneless breast the Texas plant generates into the further processed market.

                         At this point I would like to turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell:           Thank you, Lampkin. Our financial results during the
                         first quarter reflect a very different market environment described by Joe and Lampkin. Our net sales for the quarter totaled $222.1 million, down from the $233.3 million for the same quarter during fiscal 2005.
                         The 43 per share - cents share per share lost during the quarter compares to 50 cents earned during last year's first quarter.

                         Our cost of sales for the three months ended January 31 as compared to the same three months during 2005 increased 9.3%. The increase is a result of an
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                         increase in the pounds of poultry products sold during
                         the first quarter this year, compared to the same quarter a year ago.

                         SG&A expenses for the first quarter of 2006 were flat when compared to 2005. Our SG&A expenses going forward should trend below a year ago in the absence of administrative costs associated with the construction and start up of our new Georgia facility.

                         Interest expense decreased from $318,000 to $76,000 during the quarter, reflecting lower outstanding debt and the capitalization of $227,000 of interest incurred to the cost of construction projects.

                         At the end of our first quarter our balance sheet reflects stockholders equity of $336 million and net working capital of $91.1 million. The current ratio was
                         2.3 to 1. Our debt totaled $20.8 million and our debt to cap ratio was 5.8% as of January 31, 2006.

                         We spent $22.8 million on capital expenditures during the quarter out of our expected capital expenditures of right at $100 million. We also spent $2.5 million on dividends reflecting our higher dividend rate of 12 cents per quarter.

                         The company's balance sheet at January 31 reflects a receivable from our company's insurance carrier of $12.9 million. This receivable reflects that amount of the company's claims submitted to date that the company believes is probable less $5 million that the company received in January from its insurance carriers.
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                         The company's total insurance claim through January 31
                         for property damage and expenses incurred related to the hurricane totaled $26.3 million which is net of the applicable deductible of $2.75 million.

                         During the first quarter operating income was reduced by incurred by unrecognized lost profits of approximately $3 million. These unrecognized items are the direct result of Hurricane Katrina and the company intends to pursue reimbursement of these items from its carriers.

                         However under applicable accounting rules lost profits cannot be recorded as a receivable and recognized as income until payment of those items becomes imminent. When adding to incurred but unrecognized losses in the fourth quarter, our total reduction in operating income as a result of the storm totals $8.1 million.

                         During fiscal 2006 we expect to spend approximately $100 million on capital projects and this includes approximately $13 million in vehicle and other leases, $10 million to complete the general office building, $4.8 million for improvements at our foods division that Lampkin described, $27.4 million to complete the feed mill, hatchery and processing plant conversion at Collins and $17 million on other maintenance items.

                         While the Executive Committee has not yet approved a 2006 budget for the new Waco facility and will not so until the engineering of hat project is complete we expect that amount during 2006 to be approximately $32.8 million.

                         Our depreciation during the quarter total $6.4 million and we expect approximately $29 million for fiscal 2006.
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                         On November 17, 2005 the company entered into a new
                         revolving credit facility. This new facility among other things added two new banks, increased the available credit to $200 million, lowered that interest rate spread and added the flexibility needed to pursue the Texas plant. The revolver remains unsecured.

                         At this point that concludes our prepared remarks for the morning and we will now open up the call for any questions that you may have.

Operator:                And if you'd like to ask a question today please press
                         star 1 on your touchtone telephone at this time -- star
                         1 to ask a question today. And we would remind you that if you're on a speakerphone make sure your mute function is turned off to allow your signal to reach our equipment. Once again everyone star 1 to ask a question today. And we will pause for just a moment to allow everyone a chance to signal.

                         Our first question comes from (Farah Ozlund) with (Stephens).

(Farah Ozlund):          Hi, good morning.

Man:                     Good morning.

Man:                     Good morning.

Man:                     Good morning.

(Farah Ozlund):          It's tough out there.

Man:                     I agree.
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(Farah Ozlund):          How long do you think it's going to be tough? Do you
                         think you go into positive territory into your second quarter or kind of do you think the issues in your first quarter are going to continue into the April quarter?

Joe Sanderson:           (Farah), this is Joe. And we -mainly the market is what
                         we - Georgia is going itself out. The - we're back to normal volume in our plants now and our efficiencies will return across the board and Georgia has been fine.
                         And the thing that we are watching and the thing that has affected us primarily has been the market.

(Farah Ozlund):          Uh huh.

Joe Sanderson:           Now we do not know how many more reports of avian
                         influenza or in birds are going to be reported in wild swans or domestic flocks. There's another migration that will take place this spring as they head north the birds - the wild birds head north we don't know.
                         Hopefully there will be - people will be better prepared in Europe and have - will have housed a lot of those birds and made preparation to protect their flocks.

                         But absent that, it seems to me that some time in our third quarter, April, May, June, should be enough time to work inventories down in those places where, like Russia, where large inventories exist and maybe get back to something approaching normal on export. I think that depends on how many more reports we get over the next 90 days of outbreaks of avian influenza.

(Farah Ozlund):          So you think it's going to be really June forward
                         before we really see a recovery in the export market,
                         not kind of between - last call you'd say maybe kind of
                         into that April-May timeframe.
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Joe Sanderson:           Well I would think now with reports - in the last 30
                         days there have been identifications in 20 countries.

(Farah Ozlund):          Right.

Joe Sanderson:           And with that I think it's going to push it back just a
                         bit.

(Farah Ozlund):          Okay that's fair. And now looking at the domestic
                         market could you - what's your read on demand for breast meat going into the summer season and your thoughts of where breast meat pricing can go into that peak usage period?

Lampkin Butts:           (Farah), this is Lampkin. Really our demand - the
                         demand that we see from retail and food service is, I would say, normal for this time of year. There's obviously a lot of supply and enough supply to keep the prices depressed. But when we look at - really when we look at the marketplace past Easter we think it should be a better trading - the trading should be better after Easter going into the summer. I'm not ready to put a number on that. I don't think we're going to see real expensive breast this summer but I think it'll be a better marketplace for boneless breast meat.

(Farah Ozlund):          Okay. And then in line with last year or do you think
                         it's going to be more challenging than last year, this level, breast meat?

Man:                     Breast meat prices.

Man:                     Breast meat prices.

(Farah Ozlund):          Breast meat prices.

Joe Sanderson:           You know, I think - I would look for breast meat to
                         return to historical norms.
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(Farah Ozlund):          Okay.

Joe Sanderson:           If we see a 2% increase in production and another 1%
                         due to weights we ought to see something returning to historical levels. However that will be impacted by meat inventories in the US.

(Farah Ozlund):          Okay.

Joe Sanderson:           And I think those frozen inventories are going to have
                         to clear before you see any optimism and vigor in the market.

(Farah Ozlund):          Okay. And the most recent kind of exit numbers showed
                         kind of a down 1% number in the latest week reported.
                         Do you think the poultry industry is starting to moderate the amount of poultry produced in the US?

Joe Sanderson:           No you need to - if you'll remember the first quarter
                         last year compared to the period of 2004 we were showing 3% and 4% and 5% for the first couple of months of the calendar year.

(Farah Ozlund):          Uh huh.

Joe Sanderson:           And I think you're just seeing these against those
                         comparisons. I don't - we're not looking for a large expansion in the industry this year. Those last couple of weeks also, (Farah), sometimes there is an Easter cutback.

(Farah Ozlund):          Okay.

Joe Sanderson:           A little lighter, slaughter schedules just prior to
                         Easter and that could be what you're looking at there.
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(Farah Ozlund):          So the industry is right now not really materially
                         cutting back the supply that it's producing.

Joe Sanderson:           No.

(Farah Ozlund):          Or in reaction to the cold storage numbers.

Joe Sanderson:           Okay.

(Farah Ozlund):          Okay. And my final question just focuses on grain. Kind
                         of in the December call you said that total grain cost you anticipate being up around $10 to $12 million for the year. Is that kind of still what you're thinking including that Georgia plant where it's going to be?

Joe Sanderson:           Yes. Matter of fact - well I don't have it. Where is
                         it? Here it is, yeah. If we - this is something we tend to - with what we have bought had we priced the rest of our grain out yesterday, our increased cost would have been $12,171,000 and that reflects the volume through Georgia and the new Collins feed mill.

(Farah Ozlund):          Okay. So the increase in cost of goods sold in this
                         quarter was it related really to Georgia and the inefficiencies rather than a materially higher grain price?

Joe Sanderson:           It was not...

Man:                     Yeah.

Joe Sanderson:           Our grain was about the same.
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Mike Cockrell:           Yeah. Our grain was - this is Mike. The grain through
                         our cost of goods sold and I'm sorry for any confusion there. The numbers that we report to give the market a feel for what cash market prices have done...

(Farah Ozlund):          Right.

Mike Cockrell:           As you know, we carefully guard and what we've actually
                         priced for competitive reasons but our - the cost of grain through our cost of goods sold was very similar to last year's first quarter. So that increase in cost of goods sold was strictly volume. You know, the additional pounds - Lampkin described that had we run all of our plants full we would have had $18 million more pounds than we had but we still had between 3% and 4% more pounds because of Georgia. And that's what attributed to the increase in cost of goods sold.

(Farah Ozlund):          Okay great. Thank you very much. I'll pass it on.

Man:                     Thank you.

Man:                     Thank you.

Man:                     Thank you, (Farah).

Operator:                Our next question comes from (Christine McCracken) with
                         (FTN Midwest).

(Christine McCracken):   Good morning.

Man:                     Good morning.

Man:                     Good morning.
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Man:                     Good morning.

(Christine McCracken):   Just to expand a little on your volume when you talked
                         about I guess an absence or a loss of volumes tied to some of the startup in your plant. Can you give us an indication of where your total volume was for the quarter? I think you said it was up 3% to 4% year-on-year. Is that...

Mike Cockrell:           That - this is Mike. Our total poultry pounds were up
                         3.74%.

(Christine McCracken):   Okay.

Mike Cockrell:           For the quarter. And that was - that of course includes
                         Georgia and it includes the additional pounds we had during the first quarter compared to a year ago as Georgia. But it would have been higher. It would have been higher by another by $17.9 million during the quarter had we run our plants full.

(Christine McCracken):   And next quarter you're looking at adding, you know,
                         probably, you know, the 20 plus million pounds. Is that a fair assumption or would it be greater than that next quarter as you ramp up...

Man:                     Are you talking about February, March, April?

(Christine McCracken):   Yeah.

Man: Well in February, March, April, I haven't calculated it. You'll have the increased pounds at Collins from the conversion...

Man:                     From the bigger from the...
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Joe Sanderson:           And you will have Georgia annualized and you'll - in
                         March we begin - next week actually begin the third of four lines at the Georgia plant. But I have no calculated the increase in volume for the quarter.

(Christine McCracken):   And then you're still shooting for in your third
                         quarter to be kind of up to full capacity at Georgia.

Man:                     July 31.

Man:                     Well it will be the end of the quarter.

(Christine McCracken):   End of the quarter, okay.

Man:                     Yeah.

Joe Sanderson:           We'll be - we should have Collins and Georgia both at
                         capacity by July 31 so that for our fourth quarter our volume will be up 26% over our fourth quarter of 2005.

(Christine McCracken):   Okay. And just in terms of your comments
                         (unintelligible) your expectation I guest that we're not going to see any significant expansion and yet all of the new production including your own continues to be added - that continues to be added is big bird deboning. And with that shift it seems like your expectations for production weight gains of 1% are a little low. Can you explain, you know, why you have the view that you'd only get 1% weight gain?

Joe Sanderson:           Well I'll give a - give you a stab at it. The
                         production announcements we know of include Perdue at
                         (Perry), Georgia that was supposed to come over a
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                         two or three-year concluding in '09 and to my knowledge
                         that it not big bird deboning at that plant. Is that correct?

(Christine McCracken):   Correct.

Man:                     That's right.

Joe Sanderson:           I don't believe...

Man:                     That's correct.

Joe Sanderson:           The other was Gold'n Plump in Minnesota and Wisconsin.
                         They're a trade packer to my knowledge and they will not be doing big bird deboning. Has there been another announcement by anyone that's doing bid bird deboning?

Man: (Mountain Air) is the only big bird deboning expansion...

Joe Sanderson:           And...

Man:                     That I'm aware of.

Joe Sanderson:           Well we think (Wayne) too.

Man:                     Yeah (Wayne). That's true.

Joe Sanderson:           And both in - neither one of those - both of those will
                         be big bird deboning. And those are not public
                         announcements and those are just reports we're heard.
                         And both of them experienced a significant growth this
                         past year. But I don't know if - the only three
                         announcements are us and Perdue and Golden Plump. And
                         two of those are not big bird deboning.
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                         I think a normal increase in weight is about 1% and
                         that's what you see from the genetics of the breeds typically. And I think we've had heavier weights this last quarter. Where is that thing (Bob) got for me?
                         Fifteen for the month of December in (aggre stats) which does not represent the entire industry but the vast majority of the industry, probably 70% of the production.

                         Our weights were up .05. The industry was up .17 and we don't think that the majority of that was by design. And we think the majority of that was a result of the mild weather during the month of December. But, you know, it may be 2%. I don't know but 1% to 2% anyway.

(Christine McCracken):   Okay fair enough. And then if you could just talk
                         about, you know, the industry now it seems has been operating for a few months at a loss probably or close tied to some of the weakness in these export markets.
                         Typically at the bottom of the cycle there's some consolidation and yet we haven't really heard much to date about potential strategic actions. Can you talk about the environment out there and whether or not, you know, you'd be involved in anything in terms of consolidation?

Joe Sanderson:           You know, we always look and evaluate and review when
                         it's presented to us so we've grown by acquisition and we've grown by building in our history. And we're glad to do either one if the opportunity presents itself. I think it's - I think most people in the industry have good balance sheets right now. I don't think anybody has been hurt badly.

                         Probably we saw some - we had information I guess maybe in October and in November that a few people started seeing some losses. And - but the losses hadn't been deep and they hadn't been long and I think most people believe
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                         that this export market is going to resolve itself. And
                         I don't think there is any rush right now toward any consolidation.

(Christine McCracken):   All right fair enough. Thanks.

Joe Sanderson:           Good, thank you.

Operator:                Our next question comes from (Philip Costa) with (Dean
                         and Company).

(Philip Costa):          Hi. I'm just trying to get a handle on the gross
                         margin. It's been quite a while since you're margins have actually - gross margins have hit 0% and we have to go back to 2000 or 2001. And we were expecting something closer to 5% to 8%. A lot of that is the $3 million insurance and the $4 million new plant. But just a question about the feed cost.

                         My understanding is that a year ago quarter you had abnormally high feed costs because your hedge was still a hedge you put in place at higher prices but still feeding off. So I'm just trying to understand how your feed costs were higher this quarter than the year ago quarter and (unintelligible).

Man: You've quoted, yeah that's - our feed costs were not higher.

Mike Cockrell:           Right. Let me repeat what I said earlier about that and
                         I'm sorry for that confusion. The numbers that are in
                         our press release and that we've put in the 10-Q and
                         actually that Lampkin talked about are cash market
                         prices. That is the price if you looked at the Chicago
                         Board of Trade what the price of corn and soybean is or
                         was, excuse me, for this year's first quarter versus
                         the same quarter a year ago. We don't - we actually
                         don't disclose exactly what our costs are.
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                         We provide those numbers for people who follow the cash
                         market price. But the price that we reported in cost of goods sold which were - which is the price of corn and soy that the chickens ate and that we processed during the first quarter was actually slightly lower than a year ago. It was very close to the same, although the cash market price was higher. I apologize for that confusion.

(Philip Costa):          And that's why you were lower on a unit basis or a...

Mike Cockrell:           That's correct, on a per pound basis.

(Philip Costa):          Okay. Switching to the price question and particularly
                         the dark meat. Is - the quarter started with I guess leg quarter prices in the high 30s and ended the quarter obviously down very low. You quoted something like 14 cents. Did you start to deviate from (earnabury) just in the last month or is that just an ongoing thing where your prices tend to be lower than (earnabury) throughout the period?

Man: That's an ongoing thing. It's - that has not been a change. The export market is more of a (quoted) market strictly based on supply and demand for that shipment and it's not always the same as (earnabury). It can go up and it can be above or below. It's not always the same.

(Philip Costa):          Okay. Can you give a number for roughly where you
                         entered the quarter at for leg quarters?

Man:                     We for November we were about 39 cents and we ended in
                         January of about 22.
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(Philip Costa):          Okay.

Man: And the (earnabury) average for those three months was...

Man:                     Twenty-six.

Man:                     Between 25 and 26 cents a pound.

(Philip Costa):          All right. Okay thanks a lot.

Operator:                Our next question comes from (Andrew O'Connor) with
                         (Wells Capital Management).

(Andrew O'Connor):       Gentlemen.

Man:                     Good morning.

Man:                     Good morning.

Man:                     Good morning.

(Andrew O'Connor):       How would you suggest we think about the economic
                         return that you hope to derive from the Waco project relative to the economic return you're anticipating from the new Georgia facility?

Joe Sanderson:           I think you would expect over time on that for a 20%
                         return on equity and something in excess of 10% return on invested capital.

(Andrew O'Connor):       Okay. You know, is it possible to compare and contrast
                         the two projects this way, again the economic return
                         from one relative to the other?
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Joe Sanderson:           Well it - based on history the Waco project ought to
                         return more money because it's going to have more volume by some 33% and secondarily historically and the industry the big bird has returned more per head. So you would think your margins, your corporate margins would expand with the Waco facility.

(Andrew O'Connor):       Okay fair enough. Thanks very much.

Joe Sanderson:           Thank you.

Operator:                Our next question comes from (John Color) with
                         Oppenheimer.

(John Color):            Good morning or good afternoon.

Man:                     Good morning.

Man:                     Good morning.

(John Color):            Two quick questions. The benefit from the insurance
                         gain where there one in quarter one $5 million. Am I reading that right?

Mike Cockrell:           No, the $5 million is what we - was incurred but
                         unrecognized lost profits during the fourth quarter and
                         then $3 million during the first quarter for a total of
                         $8.1 million of unrecognized lost profits that we will
                         recognize when the money is actually received. The
                         amount that we've recognized and that is reflected on
                         the balance sheet in the insurance receivable are
                         primarily expenses incurred and payments made for
                         repairs and other things, gasoline and things that we
                         had to do after the storm.
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(John Color):            Uh huh.

Mike Cockrell:           And the accounting rules there provide that if you
                         believe those recoveries are probable you can go ahead and book them and offset the expense that we paid.
                         However the rule is different for lost revenue and lost profits and you cannot book that until the money is actually received. And we disclosed $5.1 million during the fourth quarter and $3 million during this quarter in lost profits and revenues that we have not yet been able to book.

(John Color):            Okay so the quarter one income statement does not
                         reflect anything insurance-wise.

Man:                     It reflects - no, not in lost profits, no.

(John Color):            Okay. So there is $7 million in what we would classify
                         as unusual expenses pre-tax.

Man:                     I'm sorry, no $3 million.

(John Color):            Three million.

Man:                     Yeah it's the only thing that's not...

Man:                     (Unintelligible).

Man:                     Recognized in this quarter.

(John Color):            Okay. And then there's $4 million from the Georgia
                         facility.

Man:                     Oh I'm sorry, yes.
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(John Color):            So you have $7 million.

Man:                     Yeah.

Man:                     Yeah very good. I'm sorry

(John Color):            Okay. No no that's great. Also I don't know if you
                         happen to read the New York Times. There's an article regarding demand in France. I was wondering if we look at what we're seeing there do you believe that the export market is going to come back? If we see additional demand destruction how long or what impact is that going to have as far as you guys can tell?

Joe Sanderson:           Well we have experience with this from - was it '97 or
                         '98 the (ruble) was devalued?

Man:                     Ninety-eight.

Joe Sanderson:           And then in 2002 and 3 you had the steel embargo and
                         the resulting chicken embargo and in both of those cases it was 18 months.

(John Color):            Okay.

Joe Sanderson:           And, you know, another way - I just have no way of
                         evaluating how this is going to play out with this avian influenza. But it -I think reasonably over time when people get used to hearing these reports of wild birds and so far there hasn't been any infection in people in France...

(John Color):            Uh huh.
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Joe Sanderson:           I believe that over time that will resolve itself. But
                         I do think there's going to be an interim of emotional reactions to it.

(John Color):            Right.

Joe Sanderson:           One of the things I would point you to also is in the
                         United States when the year 2003 - was it December 2003 when they found the BSE calf?

(John Color):            Uh huh.

Joe Sanderson:           And then another one in Texas after that.

Man:                     Yes.

Joe Sanderson:           And then another one, maybe two or three animals. There
                         hasn't been - it doesn't seem to me there's been any reaction to in the American consumer and the demand for beef, so I don't know. It's...

(John Color):            Okay. Is it possible and this will be my last question
                         - is it possible that you guys could see a benefit if we look at an infection or something happening to some flocks in France and you have destruction of some of the flocks over there, could you see an actual improvement in demand and higher prices? It seems to be something no one's talking about.

Joe Sanderson:           You could - we thought when Thailand and China both
                         depopulated significant numbers of their domestic flocks we saw an increase in demand out of the Pacific rim as a result of that. And France is a huge exporter of chicken.

(John Color):            Uh huh.
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Joe Sanderson:           And that might shift around over time, certainly if
                         they destroy their flocks or the poultry exports were banned. Brazil would also benefit and we'd compete more head up with Brazil probably at that point.

(John Color):            Okay great, thank you.

Joe Sanderson:           Uh huh.

Operator:                Our next question comes from (Matt Serovich) with
                         (Scopia Capital).

(Matt Serovich):         Hi good morning. Thanks for taking my call.

Joe Sanderson:           Good morning.

Man:                     Good morning, (Matt).

(Matt Serovich):         Just a quick follow up to the last caller, can you
                         export to the European union?

Joe Sanderson:           No.

(Matt Serovich):         Okay.

Joe Sanderson:           Currently we don't. Currently...

(Matt Serovich):         Okay, that was my understanding but you haven't been
                         able to export there since the 1960s or something like that, right.

Man:                     Right.
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Man:                     (Unintelligible).

Joe Sanderson:           What I was talking about France is a huge exporter of
                         chicken and you would - you might compete for their export market.

(Matt Serovich):         Right right, now that makes sense. One just clarifying
                         question. I missed what the leg quarter average price was for you for Q1.

Joe Sanderson:           Twenty-six something you quoted.

Mike Cockrell:           Well the earning for the first quarter the average
                         (earnabury) was (25.87) I think.

(Matt Serovich):         But your average realized price.

Man:                     For the first quarter was (29.84).

(Matt Serovich):         Okay. And current levels...

Man: And currently we're booking exports below the (earnabury).

(Matt Serovich):         Right.

Man: But during that quarter we - because we had stuff booked out in front and (earnabury) was dropping we actually netted more than (earnabury) during that quarter.

(Matt Serovich):         That's a good thing. A question on the capacity
                         expansion. Given the record inventories that have been
                         built worldwide and, you know, it seems like they're
                         continuing to build, some of your resilient competitors
                         you just talked
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                         about seem to be expecting a pretty prolong downturn in
                         worldwide prices. It seems like at least several quarter and some of them are beginning to shut capacity. Why at this point does it make sense for you to continue to build capacity and does it make sense to think about actually taking capacity out?

Man:                     Are you talking about us as a company or industry?

(Matt Serovich):         Both.

Joe Sanderson:           I think - I don't think the US industry depends on
                         exports to the extent that Brazil does. I think Brazil exports a higher percentage of their production and they - because of that they would be more sensitive to it.

                         I think in the US two things, I don' think people have been hurt at this point and I think they think there's a possibility that this particularly the Russian market will resolve itself. I would like to pose the possibility that in Russia in particular there might be something else other than a reduction in consumer demand affecting hat market.

                         And what I believe that to be would be importers in Russia and the local Russian industry fearing a downturn in demand precipitated this drop. They would have - they were in a position with leg quarters in their inventory of 45 or 48 cents or higher I guess with ocean freight and when bird flu broke I'm sure it put a great deal of fear in them about their inventories.

                         It's hard for me to believe that where the bird flu outbreaks occurred in Russia east or the (Euro) mountains mainly that that affected the demand in Moscow and St. Pete and other places. I think there is a factor, particularly in the Russian market of importers and the local industry trying to avoid a big loss on their inventories.
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                         And I think they're not ordering. I think they're
                         shutting down. I think they're buying down to lower the cost of their inventory and I think that's a factor as well as perhaps a reduction in domestic demand. And that's why I think that once they get to that point where they either minimize their loss or don't take any that there's a possibility for the Russian market to resolve.

(Matt Serovich):         Except that right now it seems, you know, inventories
                         there have just continued to build from the data I have seen.

Joe Sanderson:           Yes absolutely. And I think part of that is buying down
                         to lower the cost of their inventory.

(Matt Serovich):         Just sort of a follow up, I mean it just seems like a
                         fairly unusual time given the turmoil in the industry to be something around $5 a share in CAPEX this year with more to come in fiscal year '07. If market conditions don't improve over the next several quarter which sounds like, you know, it's at least the expectation of the Brazilians...

Joe Sanderson:           Well...

(Matt Serovich):         Will you halt the Texas project?

Joe Sanderson:           No, we will not. We do not know what next month, next
                         quarter or next year are going to be in the poultry
                         market. And we do not - we have never had that
                         foresight. We build the plant when our balance sheet
                         says we can. We know our primary responsibility is to
                         increase the value of our stock. And to do that we
                         believe we must grow revenues and earning. And, you
                         know, if a balance sheet says not to do it we never
                         have and never would.
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                         We have one of the most conservative track records in
                         the industry with our balance sheet historically going back 40 years. We feel like this is a good time for us to do that. When we build these we build it in our plants or we have plants that have been in operation 50 years now.

(Matt Serovich):         Yeah.

Joe Sanderson:           We take that kind of outlook and not next month or next
                         quarter.

(Matt Serovich):         Yeah. Now it's a very, yeah, it's a very reasonable
                         contrarians attitude and I'm generally all for a contrarian viewpoint. But, you know, just another sort of follow up, in terms of it being big bird deboning capacity there adding in Waco my understanding is the big bird deboning while it was a terrific place for, you know, for the first part of this decade and you benefited from it is actually the worst place - the worst and most oversupplied segment of the market right now. Why would you add more capacity to an already oversupplied situation?

Joe Sanderson:           Well if you'll look at the last two years I think you
                         could make the argument that there may be an oversupply of the boneless breast market. I do not think you can say the same thing for wings. Wings are 90 some odd cents today. And up until November this past year you certainly couldn't say that about leg quarters. I will also tell you that through probably November - huh.

Man:                     October.

Joe Sanderson:           Through October the big bird deboning market with
                         breast at $1.20 was still the most profitable market
                         segment in the industry. It's been not that for maybe
                         60 days.
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(Matt Serovich):         But I guess what I'm bringing up is just if things stay
                         where they are now which is that the industry generally is not in great shape and big bird deboning doesn't seem like a good place to be would you consider down the road changing your plans with respect to Waco?

Joe Sanderson:           Oh absolutely. We've done that before too. We changed
                         our product mix entirely in the late 90s. We'll go where the money is.

(Matt Serovich):         You won't consider not building it though.

Joe Sanderson:           No.

(Matt Serovich):         No. Okay last question, insurance costs given the
                         losses that you had last year what do - how much do you expect those to go up next year?

Mike Cockrell:           They're already actually -- this is Mike -- the
                         increase in our property insurance is already reflected in prepaid expense on our balance sheet. We pay our premiums in November and then amortize those out through the year. And they went up a little over $1-1/2 million.

(Matt Serovich):         A million and a half for...

Matt Cockrell:           Uh huh.

(Matt Serovich):         This year.

Matt Cockrell:           For this year, for fiscal 2006.

(Matt Serovich):         Okay.
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Matt Cockrell:           I think that...

Joe Sanderson:           But that includes Georgia, doesn't it?

Mike Cockrell:           Yeah it does.

Joe Sanderson:           So it includes everything.

Mike Cockrell:           Yeah.

Joe Sanderson:           It included all of our coverage, right.

(Matt Serovich):         But your rates...

Man:                     That's correct.

(Matt Serovich):         Would you expect them to go up again in fiscal year '07
                         because (unintelligible)...

Man: No. I don't anticipate that, nothing material. From what I know about the market I - the insurance market is not my expertise but from what we're hearing from our insurance carriers the market is going to be fine next year. That's absent a catastrophe in the hurricane season or something else worldwide. You know, whether it's a tsunami or a hurricane, no matter where it is it impacts all of us now and that's absent anything like that.

(Matt Serovich):         Okay. And I'm sorry, you said your renewal was November
                         1 renewal.

Mike Cockrell:           That's right.
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(Matt Serovich):         Okay thanks very much for that answers.

Joe Sanderson:           Thank you.

(Matt Serovich):         Good luck.

Operator:                Once again ladies and gentlemen it is star 1 to ask a
                         question today -- star 1 on your touchtone phone to ask question.

                         We'll go next to (John Bostler) with (Dominick and Dominick).

(John Bostler):          Yes gentlemen, just to go back on the linked quarters,
                         I think you said - what was your price in the previous quarter? Was that 29 cents a pound?

Man:                     In the first quarter the (earnabury) was 25.87 I think.
                         And our price was 29.84.

(John Bostler):          And what is your price currently today on sales of the
                         product?

Man: Well as I mentioned earlier product that's booked for export to Russia and Eastern Europe delivered port is 14 to 15 cents a pound.

(John Bostler):          And what is it domestic?

Man:                     (Earnabury) is 19.

(John Bostler):          Okay.

Man:                     That's a daily quoted market it's (earnbury).
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(John Bostler):          And how much capacity on the Georgia plant does that
                         add net to your individual capacity?

Joe Sanderson:           Just Georgia.

Man:                     Fourth quarter...

(John Bostler):          The Georgia plant that's coming on.

Joe Sanderson:           The Georgia plant annualized?

(John Bostler):          Yes.

Joe Sanderson:           Georgia is going to do 300 million pounds when its full
                         capacity is there. And that's 15%-18% - probably 18%.
                         Between the - for the fourth quarter between Collins and Georgia our volume is going to be up 26% in the fourth quarter compared to the fourth quarter of 2005.

(John Bostler):          And I guess just going back to the last gentleman's
                         question, I mean, you know, so your capacity is going to be up 26% and you're kind of unwavering on doing anything about that. And yet pricing as you admit is challenging at best and not going to be better in the foreseeable future and your cost of grain is going to be, if anything, higher and not lower. I'm just trying to understand the economics and how this works for the shareholders.

Joe Sanderson:           Well we do it by multiplying pounds times an average
                         market price and come out with more earnings because of
                         more pounds and multiply that times 10, 11 or 12 and
                         you come out with a higher share price. Now I mean it's
                         strictly about increasing revenues and earnings. We do
                         not know and no one knows if that's going to happen in
                         June of '06 or June of '07. We hope it occurs in June
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                         of '06. We do know that over the long term it is going
                         to work in favor of the shareholder.

Mike Cockrell:           And, you know, you this -- this is Mike again -- you
                         have to - obviously you have to have confidence in the industry and have confidence that the environment that we're in now which we have seen before and we've seen worse. In 2002 we were selling leg quarters for below
                         10 cents a pound and in fact some people in the industry were rendering leg quarters because you couldn't sell them.

                         And yet we were expanding our abilities and our capacity at that time as well because we had confidence that the market would turn, which it did and we made record numbers in 2003 and 4, excuse me, 4 and 5. And, you know, we've been planning this project in Texas for over a year. And the dynamics of the industry with grow-out capacity and hatchery capacity it's not - the industry is not susceptible to just stopping and cutting back.

Joe Sanderson:           And you wouldn't - you would not make a decision to
                         invest $100 million in Georgia or $75 million in Texas based on current market condition. You would make it based on what's going to happen over the next 10 to 20 years. And because I mean that market condition can change overnight in one day that's what happened in 2002 with the embargo.

(John Bostler):          Right. But what is the demand situation been in the US
                         here over the last couple of years and how much capacity in your opinion can the market bear?

Joe Sanderson:           Well the demand in the US has been outstanding for
                         everything except breast meat. And I guess it was 18
                         months ago - 20 months ago breast meat was - it was 2
                         years ago was selling for $2.56 a pound. I mean we had
                         - we just closed
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                         the second most profitable year in the history of the
                         company in October. The market has been bad for 60 days, maybe 90 now.

(John Bostler):          Right. So how - getting back to the question, how much
                         capacity, in your opinion, can the market bear based upon your estimates of future growth?

Joe Sanderson:           You know, I don't have any idea about that.

Man: You know, population growth is what? Between 1-1/2% and 2% a year and the...

Man: Domestic demand in the casual dining markets which is really the fastest growing of chicken demand and further processed meat is primarily boneless breast meat. And that particular segment has been the most rapidly growing over the last few years.

Man: And if the population grows and demand grows that much the growth that we're forecasting is a fraction of that, a fraction of total output for the industry.

(John Bostler):          Okay great. We'll stay tuned. Thanks gentlemen.

Man:                     Thank you.

Man:                     Thank you.

Operator:                We'll go next to (Jacques Shonins) with (Great Gable
                         Partners). Sir, your line is open. Please go ahead.

(Jacques Shonins):       Sorry. Can you hear me?
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Man:                     Yes.

(Jacques Shonins):       One more question (unintelligible) you mentioned
                         (unintelligible) in the planning process for about a year assuming since (unintelligible) today that it's pretty far long and (unintelligible) been approved by the Board and what does the Board do to approve the process?

Joe Sanderson:           What does the Board do during this approval process for
                         our project like Waco? Is that what you're asking?

(Jacques Shonins):       Well no you mentioned the Board has yet to approve...

Joe Sanderson:           Oh no I'm sorry. The - no the Board has approved the
                         project. The Executive Committee will approve the capital budget number for fiscal 2006 once the engineering is complete. We're estimating $32.8 million that we will spend on that project this year but that number is subject to final approval by the Executive
                         Committee. They're wrapping up the engineering on that plant. And, you know, the site has been located and everything.

                         But until they finally complete that engineering we won't have a hard number to put on that Waco facility when - and the Executive Committee will approve that. The Executive Committee is a management committee of managers in the company and they're not the Board.

(Jacques Shonins):       Okay thank you.

Joe Sanderson:           Thank you.
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Operator:                And at this time ladies and gentlemen we have no
                         further questions. I'd like to turn it back to Mr.
                         Sanderson for any closing remarks.

Joe Sanderson:           Good, thank you. Thank you for spending time with us
                         this morning. We are pleased with our results to date and look forward to continued progress in fiscal 2006.
                         We look forward to reporting our results to you throughout the year. Thank you.

Operator:                This does conclude today's conference call. Once again
                         we do thank you for your participation and you may disconnect at this time.
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